Exhibit 99.1

Aditxt, Inc. Acquires Proprietary Electroencephalography (EEG) Brain Monitoring Technologies and Devices, Including NeuroCap™ and NeuroEEG™ for Telehealth and Tele-neurology Applications

The global EEG devices market was valued at $1.06 billion in 2022 and is anticipated to expand at a CAGR of 10.2% from 2023 to 2030

Richmond, Va., January 29, 2024 – Aditxt, Inc. (“Aditxt” or the “Company”) (NASDAQ: ADTX), a company dedicated to discovering, developing, and deploying promising health innovations, today announced the acquisition of a portfolio of EEG brain monitoring technologies and devices formerly owned by Brain Scientific, Inc. (“Brain Scientific”). The products targeting the neurology monitoring market will be essential in shaping its dynamic landscape for neurological care.

Proprietary Technologies

The asset portfolio includes 16 patents, with the flagship products being a disposable NeuroCap™ and portable NeuroEEG™, intended to enable neurologists to streamline their processes by enhancing throughput, increasing patient comfort, and mitigating contamination risks. These innovations are designed to provide rapid access to precise EEG test results, optimizing efficiency and allowing clinicians to concentrate on interpreting test readings rather than laborious electrode placement.

Advancing Neurology: Pearsanta’s Expansion

As highlighted in the Grand View Research Report, the global electroencephalography (EEG) devices market was valued at USD 1.06 billion in 2022 and is anticipated to expand at a CAGR of 10.2% from 2023 to 2030. This anticipated surge in demand for advanced neurological diagnostics and monitoring solutions underscores the significance of Aditxt’s strategic acquisition of these assets.

With this acquisition, Aditxt’s majority-owned subsidiary, Pearsanta, Inc.’s (“Pearsanta”) capabilities will expand to encompass a broader range of innovative solutions. These products will enable Pearsanta to enter a new market, offering enhanced neurological diagnostics and monitoring:

•	Neurological devices arm clinicians with precision tools for accurate diagnoses and treatment decisions, setting benchmarks for reliability in neurology.

•	Neurological monitoring solutions that enable real-time, continuous brain activity tracking prove invaluable in critical care settings where timely information can be lifesaving.

Ernie Lee, CEO of Pearsanta, remarked, “We recognize the immense potential within neuro deficit disorders, diagnosis, and monitoring. These assets enable us to venture into new markets and enhance our diagnostics and monitoring capabilities. The demand for innovative solutions is surging in a dynamically evolving neurological landscape. With this portfolio of proprietary technologies, we are well-prepared to meet that demand head-on.”

Aditxt has established subsidiaries in various health sectors, including autoimmunity, health by the numbers, population health, prolonging life through transplantation, and with the anticipated completion of the recently announced transaction with Evofem Biosciences Inc., entry into the women’s health space. Additionally, the recent acquisition of assets from MDNA Life Sciences, Inc. and this transaction demonstrate Aditxt’s commitment to accelerating subsidiary growth.

Amro Albanna, co-founder, chairman, and CEO of Aditxt, commented on the announcement, “This transaction represents yet another example of how Aditxt accelerates the growth of its subsidiaries through innovation. Integrating these pioneering brain monitoring technologies and devices into Pearsanta, will enable it to address critical needs and expand its commercial opportunities globally.”

Transaction Details:

Aditxt acquired the assets through an assignment to benefit creditors from certain secured creditors of Brain Scientific. In consideration for the assignment of the rights and obligations of the secured creditors under an asset purchase and settlement agreement, which was approved by the court in the assignment for the benefit of creditors proceeding, Aditxt agreed to issue 6,000 shares of its newly designated Series B-1 Convertible Preferred Stock with an aggregate stated value of $6 million to such secured creditors. Before the closing of the acquisition, Aditxt also entered into an exchange agreement with the holder of a secured promissory note of Aditxt in the principal amount of $2.625 million, who was also one of the Brain Scientific creditors, under which Aditxt issued 2,625 shares of its newly designated Series B-2 Convertible Preferred Stock with an aggregate stated value of $2.625 million to such secured creditor in exchange for its secured promissory note.

About Aditxt, Inc.

Aditxt is focused on discovering, developing, and deploying promising health innovations. Aditxt’s diverse portfolio includes Adimune™, Inc., developing a new class of therapeutics designed to retrain the immune system to address organ rejection, autoimmunity, and allergies; Adivir™, Inc., focused on identifying, developing, and commercializing new ways to treat infectious diseases; and Pearsanta™, Inc., offering timely, convenient, and high-quality personalized lab testing anytime and anywhere, backed by its CLIA-certified and CAP-accredited monitoring center.

For more information see: www.aditxt.com

About Pearsanta, Inc.

Formed in January 2023, Aditxt’s majority-owned subsidiary, Pearsanta, Inc., is responding to a growing demand for convenient, rapid, personalized, and high-quality lab testing —anytime and anywhere. The company specializes in biosample collection, processing, and reporting to deliver actionable information to the end user by utilizing collection devices, point-of-care (POC) technologies, Lab Developed Test (LDT) assays, a data-driven analysis engine, and telemedicine. The initial platform will be available at home, in pharmacies, and in physician’s offices and offer diagnostic testing for SARs-CoV-2, respiratory syncytial virus (RSV) and influenza A/B, urinary tract infections (UTIs) and sexually transmitted infections (STIs).

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s ongoing and planned product and business development; the Company’s ability to finance and execute on its strategic M&A initiatives; the Company’s ability obtain the necessary funding and partner to commence clinical trials; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the Company’s ability to raise additional capital; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as market and other conditions and those risks more fully discussed in the section titled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s other filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Relations Contact:

Mary O’ Brien

mobrien@aditxt.com

(516) 753-9933